EXHIBIT 99.2


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
International Microcomputer Software, Inc.

We have audited the accompanying consolidated balance sheets of International Microcomputer Software, Inc. and subsidiaries (the "Company") as of June 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Microcomputer Software, Inc. and subsidiaries as of June 30, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/GRANT THORNTON LLP
--------------------------------

San Francisco, California
September 28, 2001, except for Note 13 and the last sentence of Note 4 as to which the date is October 9, 2001; and Note 14 as to which the date is August 16, 2002.

                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                     JUNE 30
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                       2001          2000
                                                                     --------      --------
ASSETS
Current assets:
  Cash and cash equivalents                                          $  1,230      $  1,477
  Receivables, less allowances for doubtful accounts, discounts
    and returns of $182 and $995                                          940         1,043
  Inventories                                                             113           189
  Prepaid royalties and licenses                                          229         1,087
  Other current assets                                                    362           390
                                                                     --------      --------
  Total current assets                                                  2,874         4,186

  Fixed assets, net                                                       580           770
  Capitalized software development costs, net                           1,305         1,918
  Capitalized brand and goodwill, net                                   1,229         1,760
                                                                     --------      --------
        Total assets                                                 $  5,988      $  8,634
                                                                     ========      ========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt                                  $ 11,682      $ 12,430
  Trade accounts payable                                                2,358         2,514
  Accrued interest and penalties payable                                2,293           859
  Accrued and other liabilities                                         2,717         2,151
  Accrued restructuring charges                                            --           129
  Accrued arbitration award                                               131         2,717
  Deferred revenue                                                      1,173         2,385
                                                                     --------      --------
        Total current liabilities                                      20,354        23,185

Accrued arbitration award                                                 702            --
Long-term debt and other obligations                                      179           302
                                                                     --------      --------
        Total liabilities                                              21,235        23,487

Shareholders' Deficit:
Common stock, no par value; 300,000,000 authorized;
  Issued and outstanding 9,695,740 in 2001 and 9,469,366 in 2000       28,754        28,271
Accumulated deficit                                                   (44,008)      (42,834)
Accumulated other comprehensive income (loss)                               7            (3)
Notes receivable from shareholders                                         --          (250)
Deferred compensation                                                      --           (37)
                                                                     --------      --------
        Total shareholders' deficit                                   (15,247)      (14,853)
                                                                     --------      --------
Total liabilities and shareholders' deficit                          $  5,988      $  8,634
                                                                     ========      ========


                 See Notes to Consolidated Financial Statements

                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                               YEARS ENDED JUNE 30
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             2001          2000          1999
                                                           --------      --------      --------
Net revenues                                               $ 12,245      $ 19,162      $ 37,679
Product costs                                                 3,406        10,190        25,424
                                                           --------      --------      --------
Gross margin                                                  8,839         8,972        12,255

Costs and expenses:
Sales and marketing                                           2,732         5,420        18,387
General and administrative                                    4,243         7,848         8,181
Research and development                                      2,634         4,003         8,069
Restructuring charge                                             --          (280)        1,508
                                                           --------      --------      --------
Total operating expenses                                      9,609        16,991        36,145

Operating loss                                                 (770)       (8,019)      (23,890)

Other income (expense):
Gain on product line sales                                      285         1,490            --
Interest and other expense, net                              (2,164)       (3,725)       (1,880)
Loss on disposition of fixed assets                             (13)       (1,607)           --
Loss on liquidation of foreign subsidiaries                      --        (2,043)           --
Settlement agreements                                          (287)           --            --
Arbitration award                                             2,041        (2,435)           --
                                                           --------      --------      --------
Total other expense                                            (138)       (8,320)       (1,880)
                                                           --------      --------      --------

Loss from continuing operations before income taxes            (908)      (16,339)      (25,770)

Income tax expense (benefit)                                    (19)          532           237
                                                           --------      --------      --------
Loss from continuing operations                                (889)      (16,871)      (26,007)

Cumulative effect of change in accounting principle            (285)           --            --
Extraordinary loss on extinguishment of debt                     --            --          (959)
                                                           --------      --------      --------

Net loss                                                   ($ 1,174)     ($16,871)     ($26,966)
                                                           ========      ========      ========

Basic and diluted loss per share                           ($  0.12)     ($  2.22)     ($  4.30)
                                                           ========      ========      ========

Shares used in calculating basic and diluted per share
  information:                                                9,687         7,590         6,275


                 See Notes to Consolidated Financial Statements

           INTERNATIONAL MICROCOMPUTER SOFTWARE, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED JUNE 30, 2001, 2000, AND 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                             Retained       Accumulated
                                                                      Common Stock           Earnings          Other
                                                                                           (Accumulated    Comprehensive
                                                                    Shares       Amount      Deficit)      Income (Loss)
                                                                   ---------    -------    ------------    -------------
BALANCE AT JUNE 30, 1998                                           5,684,179    $12,718       $1,003           ($25)
  Issuance of common stock under stock bonus and option plans        163,365        960
  Issuance of common stock related to:
    Acquisitions                                                     194,508      1,107
    Settlement of debt                                               503,913      5,696
    Art Today.com agreement                                           50,476        311
    Capital Ventures agreement                                       437,637      5,000
    Value attributed to warrants:
       Silicon Valley Bank                                                          776
       Baystar Capital, L.P.                                                      1,162
  Common stock received in satisfaction of receivable                (20,000)      (320)
  Forgiveness of note receivable from shareholder
  Deferred compensation                                                             116
  Net loss                                                                                   (26,966)
  Foreign currency translation adjustment                                                                       154

  Comprehensive Loss
                                                                   ---------    -------     --------            ---
BALANCE AT JUNE 30, 1999                                           7,014,078     27,526      (25,963)           129
                                                                   =========    =======     ========            ===
  Issuance of common stock under stock bonus and option plans          7,000          3
  Issuance of common stock related to:
      Price Protection agreement with Capital Ventures             2,062,363
  Settlement of debt                                                 385,925        628
  Liquidation of subsidiaries                                                                                  (139)
  Issuance of warrants                                                              114
  Net loss                                                                                   (16,871)
  Foreign currency translation adjustment                                                                         7

  Comprehensive Loss
                                                                   ---------    -------     --------            ---
BALANCE AT JUNE 30, 2000                                           9,469,366    $28,271     ($42,834)           ($3)
                                                                   =========    =======     ========            ===
  Issuance of common stock under stock bonus and option plans         41,369         11
  Deferred compensation
  Issuance of common stock related to:
    Settlement (ArtToday.com)                                        185,005        187
  Forgiveness of shareholder receivable
  Net loss (before cumulative effect of change
    in accounting principle)                                                                    (889)
  Cumulative effect of change in accounting principle                               285         (285)
  Foreign currency translation adjustment                                                                        10

  Comprehensive Loss
                                                                   ---------    -------     --------            ---
BALANCE AT JUNE 30, 2001                                           9,695,740    $28,754     ($44,008)           $ 7
                                                                   =========    =======     ========            ===

                                                                                       Notes
                                                                   Comprehensive     Receivable
                                                                      Income            from          Deferred
                                                                      (Loss)        Shareholders    Compensation     Total
                                                                   -------------    ------------    ------------    --------
BALANCE AT JUNE 30, 1998                                                               ($285)             --         $13,411
  Issuance of common stock under stock bonus and option plans                                                            960
  Issuance of common stock related to:
    Acquisitions                                                                                                       1,107
    Settlement of debt                                                                                                 5,696
    Art Today.com agreement                                                                                              311
    Capital Ventures agreement                                                                                         5,000
    Value attributed to warrants:
       Silicon Valley Bank                                                                                               776
       Baystar Capital, L.P.                                                                                           1,162
  Common stock received in satisfaction of receivable                                                                   (320)
  Forgiveness of note receivable from shareholder                                         35                              35
  Deferred compensation                                                                                                  116
  Net loss                                                           ($26,966)                                       (26,966)
  Foreign currency translation adjustment                                 154                                            154
                                                                     --------
  Comprehensive Loss                                                 ($26,812)
                                                                     --------           ----             ---        --------
BALANCE AT JUNE 30, 1999                                                                (250)             --           1,442
                                                                                        ====             ===        ========
  Issuance of common stock under stock bonus and option plans                                                              3
  Issuance of common stock related to:
      Price Protection agreement with Capital Ventures                                                                    --
  Settlement of debt                                                                                     (37)            591
  Liquidation of subsidiaries                                           ($139)                                          (139)
  Issuance of warrants                                                                                                   114
  Net loss                                                            (16,871)                                       (16,871)
  Foreign currency translation adjustment                                   7                                              7
                                                                     --------
  Comprehensive Loss                                                 ($17,003)
                                                                     --------           ----             ---        --------
BALANCE AT JUNE 30, 2000                                                               ($250)           ($37)       ($14,853)
                                                                                        ====             ===        ========
  Issuance of common stock under stock bonus and option plans                                                             11
  Deferred compensation                                                                                   37              37
  Issuance of common stock related to:
    Settlement (ArtToday.com)                                                                                            187
  Forgiveness of shareholder receivable                                                  250                             250
  Net loss (before cumulative effect of change
    in accounting principle)                                            ($889)                                          (889)
  Cumulative effect of change in accounting principle                    (285)                                            --
  Foreign currency translation adjustment                                  10                                             10
                                                                     --------
  Comprehensive Loss                                                 ($1,164)
                                                                     --------           ----             ---        --------
BALANCE AT JUNE 30, 2001                                                                $ --             $--        ($15,247)
                                                                                        ====             ===        ========


                 See Notes to Consolidated Financial Statements

                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               YEARS ENDED JUNE 30
                                 (IN THOUSANDS)


                                                                  2001          2000          1999
                                                                 -------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                       ($1,174)     ($16,871)     ($26,966)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET
  CASH PROVIDED  (USED) BY OPERATING ACTIVITIES:
  Depreciation and amortization                                    2,561         3,848         4,504
  Liquidation of subsidiaries, net of cash                            --         2,043            --
  Net provision for bad debt                                        (139)          306           479
  Net provision for returns                                         (433)          448         2,251
  Net provision for rebates                                           --            --            98
  Net provision for price discounts                                 (241)          241           536
  Provision for inventory obsolescence                              (151)          311           238
  Deferred taxes                                                      --           465         4,128
  Forgiveness of notes receivable from shareholders                  250            --            35
  Loss on disposal of fixed assets, net of cash                        9         1,607           232
  Cumulative effect of change in accounting principle                285            --            --
  Restructuring charges                                               --          (280)        3,167
  Foreign currency translation                                         1             7           235
  Charges related to stock issuance and warrant amortization         224         1,887          1271
  Gain on product line and domain name sale                         (285)       (1,490)           --
CHANGES IN ASSETS AND LIABILITIES:
  Receivables                                                        916         1,791         4,568
  Inventories                                                        227         1,511         1,232
  Income taxes receivable                                             --         3,751        (3,751)
  Other current assets                                                28             7            51
  Trade accounts payable                                             194           522          (422)
  Accrued and other liabilities                                      216        (2,031)        1,084
  Accrued interest and penalties                                   1,434           781            78
  Accrued arbitration award                                       (1,884)        2,717            --
  Accrued restructuring charges                                     (129)       (1,031)        1,440
  Deferred revenue                                                (1,212)         (793)        2,771
                                                                 -------      --------      --------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                     697          (253)       (2,741)
                                                                 -------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Liquidation of subsidiaries                                         --          (992)           --
  Proceeds from product line sales                                   285         1,555            --
  Purchase of equipment                                             (378)         (314)       (1,190)
  Proceeds from sale of fixed assets                                   5            40            --
  Software development costs and in-process technologies              --          (159)       (2,171)
  Purchase of goodwill, trademark and brand                           --            --        (2,404)
  Other                                                               (6)           --            36
                                                                 -------      --------      --------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                     (94)          130        (5,729)
                                                                 -------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Credit line borrowings                                              --            --         2,025
  Credit line repayments                                            (670)         (804)       (4,573)
  Borrowings (repayments) under term loans                            --          (750)        7,496
  Capital lease and other obligations repayment                     (201)         (530)         (992)
  Proceeds from issuance of common stock                              11             3         6,183
                                                                 -------      --------      --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                    (860)       (2,081)       10,139
                                                                 -------      --------      --------

Effect of exchange rate change on cash and cash  equivalents          10            --           (81)
                                                                 -------      --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (247)       (2,204)        1,588
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     1,477         3,681         2,093
                                                                 -------      --------      --------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR                     $ 1,230      $  1,477      $  3,681
                                                                 =======      ========      ========


                 See Notes to Consolidated Financial Statements

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid                                                                      $562     $1,100     $1,584
  Income taxes paid                                                                  $ --     $   11     $  308


SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING AND INVESTING ACTIVITIES
  Equipment acquired through capital lease obligations                               $ 25     $   --     $  984
  Common stock received in satisfaction of receivable                                  --         --        320
  Repayment of payables and accrued and other liabilities with IMSI common stock       --        128      3,090
  Equipment disposals subject to capital lease obligations                             --        187         --
  Repayment of term loans with IMSI common stock                                       --        500      2,606
  Acquisition of technology and assets in exchange for:
      Notes payable                                                                    --         --      4,030
      Common stock                                                                     --         --      1,107


                 See Notes to Consolidated Financial Statements

                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

International Microcomputer Software, Inc. ("IMSI" or the "Company") was incorporated in California in November 1982. IMSI has wholly-owned subsidiaries located in Tucson, Arizona and Australia. IMSI develops and publishes software in the precision design (computer assisted drawing), graphic design (visual content), business applications, and utilities categories targeted to small to medium-size businesses, professionals, and consumers.

BASIS OF PRESENTATION AND REALIZATION OF ASSETS

The financial statements have been prepared on a basis that contemplates IMSI's continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has an accumulated deficit of $44,008,000 and negative working capital of $17,480,000 at June 30, 2001. In January 2000, IMSI ceased interest and principal payments on all borrowings, debt or other interest bearing obligations, with the exception of monthly interest payments to Union Bank of California. Accordingly, the Company is in default of various covenants of these agreements. Since February 18, 2000 IMSI has operated under a standstill agreement with its creditors that continues on a month-to-month basis so long as IMSI demonstrates progress in achieving a debt settlement acceptable to the creditors. Since the arrival of a new management team in February 2000, the Company has been simultaneously seeking a restructure of its debt in combination with an investment into the Company.

On August 31, 2001, IMSI entered into a merger agreement with Digital Creative Development Corporation ("DCDC") a publicly traded company on the Nasdaq OTC Bulletin Board (Nasdaq OTC/BB:DCDC) wherein IMSI is to issue shares of IMSI common stock totaling 51% of its outstanding shares to DCDC shareholders, in exchange for all the common stock of DCDC and cancellation of the note purchased from Union Bank of California by DCDC. The merger agreement was approved by all of the directors of DCDC and IMSI. Also, 52% of the outstanding shareholders of IMSI have agreed to vote in favor of the merger. The merger is still subject to DCDC shareholder approval. Along with the execution of the merger agreement, the Company is in the process of restructuring its outstanding debt as follows:

    - On August 31, 2001 DCDC purchased the Union Bank note for $2.5 million (with a book value of $3.6 million at the date of purchase) and agreed to not enforce collection of the note pending the merger. On September 27, 2001, IMSI and DCDC entered into an addendum to the merger agreement which provided that in the event the merger agreement is terminated for any reason, the parties agree that IMSI shall pay DCDC the Union Bank note principal in 72 equal monthly payments of $49,722 plus interest at LIBOR plus 3%.

    - On October 9, 2001 the Company signed an agreement with Silicon Valley Bank for a settlement of its existing secured note, which had a balance (including penalties and interest) of approximately $3.2 million; the settlement provides for a new secured promissory note for $1.2 million with 12 monthly payments of $100,000 plus interest at 12% interest per annum.

    - On July 27, 2001, and as subsequently amended on September 24, 2001 and October 5, 2001, IMSI and Imageline agreed on the settlement of the arbitration award issued in January 2000 in favor of Imageline. The settlement, effective September 30, 2001, calls for IMSI to provide a variety of considerations including the following:

           -   The dismissal of any further appeals of the award.

           - Cash installments over a 12-year period, starting October 2001. These payments will be made as follows: four equal quarterly payments of $78,750 beginning on September 30, 2002; twelve monthly payments of $11,500 beginning on October 5, 2001; and, 132 monthly payments of $6,500 thereafter. These payments have a net present value of approximately $833,000 assuming a 12% discount rate.

           - Rights to royalties, licenses, and inventories pertaining to the IMSI MasterClips line of products.

           - A percentage of any net recovery IMSI obtains from indemnification claims IMSI has against third parties associated with the original circumstances leading to the arbitration award.

    - On July 30, 2001 Baystar Capital and IMSI entered into an agreement wherein Baystar agreed to accept payment equal to 10% of the balance of the note plus reduced interest, penalty interest and penalties that accrue through the closing of the DCDC merger. Payments would be made in four quarterly payments beginning September 30, 2002. Interest will accrue at 8% per annum from the closing date of the merger until the September 2002 payment, and at 12% per annum thereafter until the claim is paid in full on or before June 30, 2003. Assuming the merger had closed as of August 31, 2001, the amount payable to Baystar would have been $710,000.

- IMSI is in the process of negotiating with its remaining unsecured creditors the possibility of discounting down to 10% all outstanding amounts owed to them (including interest from February 1, 2000 at the rate of 8% per annum). These payments will be made in quarterly installments beginning no later than September 30, 2002.

The Company believes that its merger with DCDC, along with the reduction in its liabilities under planned and completed settlements, will allow IMSI to continue as a going concern, become profitable in the future and provide a remedy to its working capital needs. In addition, the Company will continue to engage in discussions with third parties concerning the sale or license of its remaining non-core product lines; the sale or license of part of its assets; and raising additional capital investment through the issuance of stock and short or long term debt financing.

The large accumulated losses of IMSI and the negative amount of shareholder's equity as of June 30, 2001 will make it difficult for IMSI to obtain new debt financing or to obtain equity financing at attractive prices. In addition, it is likely that the continuing company after the merger will require additional capital, through equity or financing arrangements.

The financial statements do not include any adjustments relating to the recoverability or classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IMSI and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. During the third quarter of fiscal year 2000, the Company began the liquidation of its European and South African subsidiaries. Upon appointment of a liquidator over the assets of the subsidiaries, the Company no longer had control, and therefore ceased consolidating these subsidiaries in its financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The amounts IMSI will ultimately incur or recover could differ materially from IMSI's current estimates.

REVENUE RECOGNITION

Revenue is recognized when earned, in accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenue from packaged product sales to distributors, resellers and end users is recorded when persuasive evidence of an arrangement exists (generally a purchase order), product has been delivered, the fee is fixed and determinable, and a collection of the resulting account is probable. For software delivered via the Internet, revenue is recorded when the customer downloads the software. Subscription revenue is recognized ratably over the contract period, generally 12 to 15 months. Revenue from hybrid products is allocated to the underlying components based on the ratio of the value of each component to the total price and each portion is recognized accordingly. Non-refundable advanced payments received under license agreements with no defined terms are recognized as revenue when the customer accepts the delivered software. Revenue from software licensed to developers, including amounts earned in excess of non-refundable advanced payments, is recorded as the developers ship products containing the licensed software. Revenue from minimum guaranteed royalties in republishing agreements is recognized ratably over the term of the agreement. Royalties in excess of the guaranteed minimums are recognized when collected. Costs related to post-contract customer support, which are minimal and include limited telephone support and online maintenance, are accrued. Sales to distributors permit limited rights of return upon termination or when a product is defective. Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, channel inventories, recent product sell-through activity and market conditions.

CONCENTRATIONS

Financial instruments that potentially subject IMSI to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. IMSI places its cash and cash equivalents at well-known, quality financial institutions. At times, cash balances held at financial institutions are in excess of federally insured limits. IMSI sells a majority of its products to end-users through republishers and telemarketing efforts. Although IMSI attempts to prudently manage and control accounts receivable and performs ongoing credit evaluations in the normal course of business, the Company generally requires no collateral on its product sales.

Digital River represented 13.7% of IMSI's gross revenues during fiscal year 2001. No single customer accounted for more than 10% of IMSI's revenue for fiscal year 2000. Ingram Micro represented 18.3% and Tech Data represented 9.0% of IMSI's net revenues for fiscal 1999. Sales to these customers are reflected in the Company's North American segment.

ROYALTY AGREEMENTS

IMSI has entered into agreements whereby it is obligated to pay royalties on software published. IMSI generally pays royalties based on a percentage of sales on respective products or on a fee per unit sold basis. The Company expenses software royalties as product costs during the period in which the related revenues are recorded.

CASH AND CASH EQUIVALENTS

IMSI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS AND LICENSE FEES

Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." IMSI ceases capitalizing computer software costs when the product is available for general release to customers. Costs associated with acquired completed software are capitalized. Total capitalized software development costs at June 30, 2001 and 2000 were $3,841,000, less accumulated amortization of $2,536,000 and $1,923,000 respectively.

IMSI amortizes capitalized software development costs and visual content license fees on a product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or
(b) 18, 36, or 60 months, depending on the product. IMSI evaluates the net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value. Total amortization expense of capitalized software and license fees, all of which was charged to product costs, was $613,000, $731,000, and $3,000,000 in fiscal years 2001,
2000, and 1999, respectively.

INVENTORIES

Inventories, consisting primarily of CD-ROMs, manuals, packaging, freight in, production costs and packing supplies, are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value. IMSI recognizes all inventory reserves as a component of product costs.

FIXED ASSETS

Furniture and equipment are stated at cost. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of the respective assets of 3 to 5 years. Depreciation of software and computer equipment is computed using the straight-line method over an estimated useful life of 3 years.

INCOME TAXES

Income taxes are accounted for using an asset and liability approach for financial reporting. IMSI recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities and net operating loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

FOREIGN CURRENCY TRANSLATION

The asset and liability accounts of foreign subsidiaries are translated from their respective functional currencies at the rates in effect at the balance sheet date, and revenue and expense accounts are translated at weighted average rates during the periods. Foreign currency translation adjustments are included in other comprehensive income. Foreign currency transaction gains and losses are included in the Statement of Operations.

LONG LIVED ASSETS

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of requires that long-lived assets be written down to fair value whenever events or changes indicate that the carrying amount of an asset may not be recoverable. IMSI's policy is to review the recoverability of all long-lived assets at a minimum of once per year and record an impairment loss when the undiscounted cash flows do not exceed the carrying amount of the asset.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of cash and cash equivalents and accounts receivable approximates carrying value due to the short-term nature of such instruments. The fair value of accounts payable and debt obligations is not determinable due to the overdue nature of the covenant defaults of the agreements. The accrued arbitration award is recorded at fair value at June 30, 2001.

NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board adopted SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill And Intangible Assets. SFAS No. 141 addresses the methods used to account for business combinations and requires the use of the purchase method of accounting for all combinations after June 30, 2001. SFAS No. 142 addresses the methods used to amortize intangible assets and to assess impairment of those assets, including goodwill resulting from business combinations accounted for under the purchase method. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, IMSI may elect to early adopt the statement beginning July 1, 2001. Included in IMSI's assets at June 30, 2001, is goodwill related to the acquisition of ArtToday.com and OrgPlus with a net carrying value of $596,000. Upon adoption of SFAS No. 142, IMSI will no longer amortize this goodwill, decreasing amortization expense by approximately $270,000 per year. IMSI is required to assess this goodwill for impairment in the year of adoption. The full effect of these new pronouncements on IMSI's financial position or on the results of operations is not yet determinable, and IMSI will not be able to make a decision about whether to early adopt this pronouncement until an analysis of the impairment provisions of the new standards has been completed. Under existing accounting standards, IMSI determined that no impairment of goodwill existed as of June 30, 2001. In the event that IMSI's analysis under the new guidance indicates that this goodwill is impaired, a charge to earnings in the year of adoption will be required.

CERTAIN RECLASSIFICATIONS

Certain reclassifications have been made to conform to the 2001 presentation.

2. RESTRUCTURING CHARGE

IMSI implemented a plan of restructuring in June 1999 and at the end of the fiscal year 2000, the restructuring was substantially complete. The following table details the restructuring charge by segment and the components that comprised the operating expense and cost of goods sold.

(in thousands)                                COST OF GOODS SOLD    OPERATING EXPENSE
                                             -------------------    ------------------
                                              North                  North
                                             America         UK     America        UK        Total
                                             -------         ---    -------       ----       ------
Write down of assets                         $2,864         $88     $  428        $ 41       $3,421
Abandoned leases and associated costs            --          --        504          25          529
Warehouse transition costs                      284          --         --          --          284
Personnel reduction and severance costs          35          --        470          41          546
                                             ------         ---     ------        ----       ------
                                             $3,183         $88     $1,402        $107       $4,780
                                             ======         ===     ======        ====       ======


In accordance with EITF 94-3, the restructuring charges recognized as of June 30, 1999 were not associated with or did not benefit activities that were continued, and were not associated with or were not incurred to generate revenues after the restructuring plan's commitment date. These costs were either incremental to other costs incurred by IMSI in the conduct of its activities prior to the commitment date and were incurred as a direct result of the restructuring plan or represented amounts under a contractual obligation that existed prior to the commitment date and either continued after the restructuring plan was completed, with no economic benefit to the enterprise, or IMSI would incur a penalty to cancel the contractual obligation.

As part of the restructuring plan, IMSI planned to terminate 90 employees by the end of fiscal year 2000 in the following departments: sales and marketing (22); general and administrative (8); manufacturing (23); and research and development
(37). As of June 30, 2000, all planned terminations were completed.

The fair value of furniture, fixtures, equipment and leasehold improvements not associated with specific product lines was determined based on current market prices for used equipment and furniture, less disposal costs. The fair value of the intangible assets associated with the non-core product lines held for sale, including EASY Language and other business utility product lines, was determined from pending discussions with potential purchasers of these product lines.

The following chart summarizes the cash and non-cash portions of the restructuring charge (in thousands):

                                                          CASH       NON-CASH      TOTAL
                                                         ------      --------      ------
Write down of inventory for non-core products            $   --       $2,096       $2,096
Write down of furniture, fixtures, equipment and
     leasehold                                               --          423          423
Write down of intangibles associated with non-core
     products                                                --          525          525
Abandoned leases and associated costs                       753           --          753
Warehouse transition costs                                  284           --          284
Personnel reduction and severance costs                     469           35          504
                                                         ------       ------       ------
     U.S. Segment Subtotal                                1,506        3,079        4,585
                                                         ------       ------       ------

Foreign                                                     107           88          195
                                                         ------       ------       ------
     Total restructuring charge:                         $1,613       $3,167       $4,780
                                                         ======       ======       ======

The following table details the activity in the accrued restructuring liability account (in thousands):

                                              BALANCE                                BALANCE                  BALANCE
                                           JUNE 30, 1999   REVERSALS    PAID      JUNE 30, 2000   PAID     JUNE 30, 2001
                                           -------------   ---------   -------    -------------   -----    -------------
Warehouse closure and transition              $  636         ($103)    ($  471)       $  62       (             $--
Facilities consolidation                         401                      (342)          59                      --
Consolidation of Foreign Offices                   6                        (6)          --                      --
Personnel reductions(1)                          397          (177)       (212)           8                      --
                                              ------         -----     -------        -----       -----         ---
Total accrued restructuring liability         $1,440         ($280)    ($1,031)       $ 129       ($            $--
                                              ======         =====     =======        =====       =====         ===

(1) During the quarter ended December 31, 1999, the Company decreased the restructuring accrual for personnel reductions by $139,000 primarily due to the re-hire of and cessation of termination benefits payable to formerly terminated executive Geoffrey Koblick. During the quarter ended March 31, 2000, the Company decreased this accrual by an additional $38,000 due to actual severance costs being lower than estimated as a result of employee attrition.

3. ACQUISITIONS

ART TODAY.COM

In October 1998, IMSI acquired all the outstanding common stock of ArtToday.com, an Internet provider of art and animations. The total purchase price of $3.5 million consisted of $970,000 in IMSI stock (176,455 shares at $5.50 per share), $300,000 in cash (paid by IMSI in November 1998), and $2,230,000 payable pursuant to an 8% secured promissory note. As of June 30, 1999, the note balance was satisfied by IMSI (See Note 5, "ArtToday.com Fee Agreement"). The operating results of ArtToday.com are included in the statement of operations from the date of acquisition. The purchase price for ArtToday.com was allocated as follows:

   Net working capital                                                     $   93,000
   Capitalized software development costs (visual content products)         3,000,000
   Goodwill                                                                   407,000
                                                                           ----------
                                                                           $3,500,000
                                                                           ==========

4. DEBT

IMSI's short-term borrowings and long-term debt and other obligations consist of the following (in thousands):

SHORT-TERM BORROWINGS                                                       JUNE 30,      JUNE 30,
                                                                             2001          2000
                                                                            --------      --------
Non-revolving, reducing loan with interest at bank's reference
  rate plus 3%, 9.75% at June 30, 2001                                      $ 3,930       $ 4,600
Subordinated loan facility due November 2001 with interest at 12%             2,500         2,500
Senior subordinated convertible note due May 2002 with interest at 9%         4,500         4,500
Other                                                                            95            95
Lease in default - Heller Financial Incorporated                                317           325
Capital lease obligations                                                       340           410
                                                                            -------       -------
TOTAL SHORT-TERM BORROWINGS                                                 $11,682       $12,430
                                                                            =======       =======

LONG-TERM DEBT AND OTHER OBLIGATIONS
Capital lease obligations                                                   $   179       $   302
                                                                            -------       -------
TOTAL LONG-TERM DEBT AND OTHER OBLIGATIONS                                  $   179       $   302
                                                                            =======       =======

NON-REVOLVING, REDUCING LOAN

On May 4, 1998 IMSI entered into a line of credit agreement with Union Bank of California ("Union") under which it could borrow the lesser of $13.5 million or 80% of eligible accounts receivable, at Union's reference rate plus 1/2% or LIBOR plus 2%, at IMSI's option. The Company borrowed up to approximately $10.0 million under the line of credit agreement. Union also provided IMSI a $1.5 million term loan at the same interest rate. The line of credit was to expire on October 31, 1999 and the repayment of the term loan was due on the same date. Due to IMSI's defaults under the agreements, the line of credit was revised as of September 24, 1998 to a non-revolving, reducing loan with no further borrowings available. The interest rate was set at Union's reference rate plus 3%. The amended loan agreements required IMSI to comply with financial covenants including maintenance of net worth and working capital requirements. The revised loans were due on September 30, 1999. Under the terms of the agreements, all assets not subject to liens of other financial institutions were pledged as collateral against the loans. As of June 30, 2001, IMSI was still in default but had paid in full the $1.5 million term loan, and had paid down the non-revolving reducing loan to $3.93 million.

SENIOR CONVERTIBLE NOTE

On May 24, 1999, IMSI entered into a securities purchase agreement and related agreements with Baystar Capital, L.P. ("Baystar"). The Company issued Baystar a three-year $5 million principal amount 9% Senior Subordinated Convertible Note, due May 24, 2002 with interest payable quarterly. Baystar also received a warrant to purchase 250,000 shares of common stock at an initial exercise price of $7.5946. Management estimated that the fair value of the warrants, using the Black-Scholes option-pricing model, was $1,162,000. The valuation assumed the exercise of the warrants at expiration, 105% volatility and a risk-free interest rate of 5.5%.

During fiscal year 2000, IMSI defaulted under several provisions of the agreement. Due to the default, IMSI recorded the full amount of the subordinated loan as a current liability and expensed the remaining warrant value of $1,100,000 in fiscal year 2000.

The note is convertible, at Baystar's option, into shares of common stock at any time at an initial conversion price of $7.5946 per share, which is 115% of the market price of the common stock on the closing date of the transaction. Under the Baystar agreement, IMSI may be required to issue additional shares depending on the occurrence of specified events, including the failure to make timely interest payments on the convertible note. For failure to pay interest on time, Baystar may demand that IMSI issue shares of common stock to Baystar equal to 200% of the amount of the late interest payment divided by the closing price of the common stock on the day prior to the payment. In addition the agreement provides for the payment of a penalty if IMSI failed to obtain, by September 21, 1999, an effective registration statement, which included the shares to be issued to Baystar. The penalty is defined as 1% of the principal amount per month for each month subsequent to September 21, 1999 until the shares are included in an effective registration statement. As of June 30, 2001 the shares issuable to Baystar had not been included on an effective registration statement. In November 1999, Baystar notified IMSI that the Company had breached its obligation to pay the cash penalty fees. On December 2, 1999, to settle the breach, Baystar converted $500,000 of principal plus accrued interest of $7,767 into common stock of IMSI at a price of $2.00 per share, which was the closing bid price of IMSI stock on December 1, 1999. IMSI has accrued a liability of $996,000 for this penalty through June 30, 2001 in the financial statements. Subsequent to year-end, the Company settled its liability to Baystar (See Note
1).

In the second quarter of fiscal 2001, the Company adopted the provisions of Emerging Issues Task Force Issue 00-27 ("EITF 00-27") "Application of EITF Issue 98-5, `Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,' to Certain Convertible Instruments." EITF 00-27 is effective for transactions with a commitment date of after November 16, 2000, except for the provisions relative to embedded conversion features that are effective for instruments issued since May 20, 1999. EITF 00-27 requires companies to measure a convertible instruments beneficial conversion feature using an effective conversion price. Consequently, the conversion option embedded in a convertible instrument issued with a detachable instrument, such as a warrant, may have intrinsic value even if the conversion option is at-the-money or out-of-money at the commitment date. The Baystar note included an embedded beneficial conversion feature as calculated under EITF 00-27. The result if applying EITF 00-27 to this instrument resulted in the reporting of a cumulative effect of change in accounting principle in the amount of $285,000, which caused an increase in the loss per share of $0.03 during fiscal 2001.

SUBORDINATED LOAN FACILITY

On November 3, 1998, IMSI borrowed $2.5 million under a three-year subordinated loan facility with Silicon Valley Bank. The interest rate is 12%. As part of the loan facility, detachable warrants, which have a five-year term, are issuable to purchase shares of IMSI's common stock as follows:

                                           Warrants to be    Exercise price per
    If loan not paid in full prior to:     issued            share
    ----------------------------------     --------------    ------------------
    November 3, 1998                        30,000           $7.00
    October 31, 1999                         5,000            7.00
    January 31, 2000                        25,000            7.00
    April 30, 2001                          65,000            6.00
    October 31, 2001                       125,000            5.00

When IMSI first recorded the loan, management estimated that the fair value of the warrants, using the Black-Scholes option-pricing model, was $776,000. The valuation assumed that the loan would not be repaid until November 3, 2001 (the due date) and that all warrants would be issued. The valuation also assumed the exercise of the warrants at expiration, 57% volatility and a risk-free interest rate of 5.5%. It was originally intended that this value would be amortized as additional interest expense over the life of the loan.

IMSI is in default under the subordinated loan facility with Silicon Valley Bank for failure to make interest payments and the entry of the Imageline arbitration award. Therefore, in fiscal 2000 IMSI recorded the full amount of the subordinated loan as a current liability and expensed the remaining warrant value of $604,000 as interest expense. Also, under the subordinated loan agreement, IMSI must accrue additional penalty interest at the rate of 5%, which resulted in an additional $51,000 of interest expense in fiscal 2000 and $125,000 in fiscal 2001. On October 9, 2001, an agreement was executed between IMSI and Silicon Valley Bank restructuring the subordinated loan facility (See
Note 1).

5. COMMON STOCK

COREL CORPORATION

During fiscal year 1999, IMSI received 20,000 shares of its common stock from Corel Corporation in consideration for the sale of visual content images to Corel. The value attributed to the 20,000 shares ($320,000), and the images sold, was the trading price of the shares on the date of the agreement.

ARTTODAY.COM FEE AGREEMENT

On February 25, 1999, IMSI entered into a fee agreement with the former shareholders of ArtToday.com. Under the terms of the fee agreement, IMSI issued 150,321 shares of common stock, with a market value of $11.44 per share, in satisfaction of $1,503,000 owed to the former shareholders of ArtToday.com under the terms of the acquisition described in Note 3. In May 1999, IMSI agreed with the former ArtToday.com shareholders to issue an additional 40,476 shares of common stock, pursuant to a renegotiation of the fee agreement and 10,000 shares in consideration of the release of a security interest held by the former ArtToday.com shareholders. IMSI recognized a charge of $311,000 upon the issuance of the 50,476 shares.

The May 1999 amendment to the ArtToday.com fee agreement provided for the issuance of additional shares if the average market price of IMSI stock was less than $8 for the three days before the effective date of the registration of the shares. IMSI and the former ArtToday.com shareholders executed a Settlement Agreement and Mutual Release, stipulating that IMSI would issue to the former ArtToday.com shareholders an additional 185,005 shares in settlement and release of all claims between the parties. Under this agreement, the former ArtToday.com shareholders have no right or option to require any payment in cash or to receive additional shares. The Company issued these shares and recorded a charge in fiscal year 2001 amounting to $187,490 for the value of the shares issued.

ASSET PURCHASE AGREEMENT

On December 24, 1998, IMSI purchased certain assets of Clipartconnection.com, an Internet provider of art and animation, for a purchase price of 18,053 shares of common stock valued at $150,000.

GARAY FEE AGREEMENT

On January 11, 1999, IMSI entered into a fee agreement with the Law Offices of Mark Garay, Inc. ("Garay"). Under the terms of the Garay fee agreement, IMSI issued 11,112 shares of common stock, valued at $10.25 per share, in satisfaction of a $100,000 debt owed for legal services performed.

TLC FEE AGREEMENT

On October 2, 1998, The Learning Company ("TLC") and IMSI entered into a software license agreement whereby TLC sold Org Plus to IMSI in exchange for current and future cash payments. In January 1999, IMSI and TLC agreed to amend the terms of the Org Plus agreement to allow IMSI to settle the $1.8 million portion of the unpaid purchase price by the issuance of 200,000 shares of common stock, valued at $12.00 per share. IMSI has accrued $400,000 as of June 30, 2001 in relation to the dispute between the Company and TLC over the OrgPlus agreement.

GREENTREE FEE AGREEMENT

On February 18, 1999, IMSI entered into a fee agreement with Greentree to satisfy a $150,000 debt owed to Greentree under the terms of a software license agreement between IMSI and Greentree. In settlement of this debt, IMSI issued to Greentree 18,053 shares, valued at $11.00 per share.

CAPITAL VENTURES INTERNATIONAL AGREEMENT

On March 3, 1999, IMSI entered into a stock purchase agreement with Capital Ventures International ("CVI"). CVI paid the Company $5 million, and IMSI issued 437,637 shares of the Company's common stock, valued at $11.42 per share. CVI also received a warrant to purchase 131,291 shares of common stock expiring March 5, 2003. The warrant is currently exercisable at $14.8525 per share. The exercise price and number of shares issued is subject to adjustment for anti-dilution provisions.

The agreement required IMSI to issue additional shares to CVI if the market price of the Company's common stock fell below $11.42 prior to March 4, 2000 or if IMSI completed a capital transaction as defined in the agreement. As a result of the partial conversion of the Baystar note in December 1999, CVI was entitled to an adjustment of the purchase price under its stock purchase agreement. In March 2000, CVI and IMSI agreed to an adjusted price of $2.00 per share, equivalent to the value at which Bay Star converted a portion of its convertible debt to common shares. As a result of this agreement, CVI received 2,500,000 shares for its $5 million investment. Because the lowest trading price of IMSI's common stock from March 1999 to March 2000 was $0.625 per share, CVI could have been entitled to a total of 8,000,000 shares pursuant to the price adjustment provisions of the original agreement, not the 2,500,000 ultimately received. Since this resolution provided CVI with fewer shares than it was entitled to under the original agreement, IMSI did not record a charge for the issuance of the shares. IMSI has no further obligation to issue any additional adjustment shares or to pay other consideration to CVI and is relieved of making any further payments to CVI in connection with not yet registering for resale the shares issued to CVI.

HOMESTYLES AGREEMENT

On January 11, 1999, IMSI entered into a fee agreement with Homestyles to satisfy a $90,000 debt IMSI owed under the terms of various software license agreements. IMSI issued 10,000 shares of common stock, valued at $10.25 per share to extinguish the debt. In the fourth quarter of 2000, Homestyles claimed that the debt was still outstanding due to the decline in IMSI's stock price. IMSI agreed to pay $90,000 to Homestyles as settlement during fiscal year 2001. Homestyles retained all shares previously issued.

MINNEVICH AGREEMENT

On January 11, 1999, IMSI entered into a fee agreement with Joseph Minnevich to satisfy a $45,000 debt owed under the terms of various software license agreements. In settlement of this debt, IMSI issued 5,000 shares of common stock, valued at $10.25 per share. IMSI issued an additional 10,000 shares of common stock on April 18, 2000, valued at $0.66 per share to settle a claim brought by Minnevich related to the January 11, 1999 fee agreement.

GATEWAY AGREEMENT

On March 1, 1999, IMSI entered into a fee agreement with Gateway to satisfy a $72,000 debt owed under the terms of various manufacturing agreements. In settlement of this debt, IMSI issued 8,000 shares of common stock, valued at $11.438 per share.

SPATIAL AGREEMENT

On March 25, 1999, IMSI entered into a fee agreement with Spatial to satisfy a $45,000 debt owed under the terms of various software license agreements. In settlement of this debt, IMSI issued 5,000 shares of common stock, valued at $11.25 per share.

STARBASE AGREEMENT

On March 26, 1999, IMSI entered into a fee agreement with StarBase to satisfy a $121,000 debt owed under the terms of various software license agreements. In settlement of this debt, IMSI issued 10,750 shares of common stock, valued at $10.25 per share. StarBase is seeking $121,000 as additional compensation for the debt, due to the decline in the value of the stock after issuance.

AMERICDISC AGREEMENT

On April 5, 1999, IMSI entered into a stock transfer agreement with AmericDisc to satisfy a $700,000 debt owed for an outstanding balance relating to duplication services. In settlement of this debt, IMSI issued 63,987 shares of common stock, valued at $10.94 per share, and warrants to purchase 13,000 shares at $14.23 exercisable for a period of four years. AmericDisc was issued the shares without recourse, per the agreement. AmericDisc has subsequently claimed that additional shares are due. On August 30, 2001 IMSI agreed to issue AmericDisc an additional

23,513 shares of common stock, and 50,000 warrants to purchase IMSI common stock within three years at $0.50 per share.

SOFTWARE SYNDICATE FEE AGREEMENT

On June 7, 1999, IMSI entered in a fee agreement with Software Syndicate to satisfy a $152,000 debt owed under terms of various license agreements. In settlement, IMSI issued 21,690 shares of common stock, valued at $7.00 per share. An additional 20,000 shares of common stock were issued to Software Syndicate by IMSI on April 18, 2000, valued at $0.66 per share to settle claims brought by Software Syndicate related to the June 7, 1999 agreement.

EXTRAORDINARY CHARGE

Pursuant to the agreements described above, in fiscal year 1999 IMSI issued 503,913 shares of common stock, whose cumulative value based on the closing price of the common stock on the date of settlement was $5,696,000, to retire debt totaling $4,778,000. Because the value of the shares issued was $918,000 greater than the face value of the respective debt retired, IMSI recorded an extraordinary charge for the extinguishment of debt of $959,000, or $0.15 per share, after including $41,000 for the costs incurred to issue and register the shares. The extraordinary charge recognized in fiscal year 1999 is summarized in the following table:

                                       Number of                                    Face          Difference
                                        Shares        Closing    Closing          Value of           in
                                        Issued        Price       Value             Debt           Values
                                       ---------      ------    ----------       ----------       ----------
ArtToday.com Fee Agreement              150,321       $11.44    $1,720,000       $1,503,000       $ 217,000
Garay Fee Agreement                      11,112        10.25       114,000          100,000          14,000
TLC Fee Agreement                       200,000        12.00     2,400,000        1,800,000         600,000
Greentree Fee Agreement                  18,053        11.00       199,000          150,000          49,000
Homestyles Agreement                     10,000        10.25       103,000           90,000          13,000
Minnevich Agreement                       5,000        10.25        51,000           45,000           6,000
Gateway Agreement                         8,000        11.44        91,000           72,000          19,000
Spatial Agreement                         5,000        11.25        56,000           45,000          11,000
StarBase Agreement                       10,750        10.25       110,000          121,000         (11,000)
AmericDisc Agreement                     63,987        10.94       700,000          700,000               0
Software Syndicate                       21,690         7.00       152,000          152,000               0
                                        -------                 ----------       ----------       ---------
                           Total:       503,913                 $5,696,000       $4,778,000       $ 918,000
                                        =======                 ==========       ==========       =========

Cost of registration/issuance                                                                        41,000
                                                                                                  ---------
Total extraordinary charge                                                                        $ 959,000
                                                                                                  =========

6. SEGMENT INFORMATION AND LIQUIDATION OF EUROPEAN SUBSIDIARIES

Until January 2000, IMSI had four reportable operating segments based on geography: North America, the United Kingdom, Germany and Australia, and each of these segments generated revenues and incurred expenses related to the sale of the Company's PC productivity software. In January 2000, ArtToday.com met the operating segment disclosure requirements of SFAS No. 131. Previously, the Company included the results of this graphic design Internet subsidiary in the North America geographic segment because ArtToday.com's separate results were not material.

On January 28, 2000, IMSI announced that it was exiting the retail software business, and liquidating its European and South African subsidiaries. In the first quarter of fiscal year 2000, the Company closed its United Kingdom and French offices. The loss on the disposition of the Company's foreign subsidiaries was $2,043,000. This loss includes the $1,562,000 write-off of the inter-company accounts receivable, the $68,000 write-off of the investment in the foreign subsidiaries and the $393,000 write-off of the foreign subsidiaries net assets.

During fiscal year 2001, IMSI received $152,000 in cash related to the past operations of the discontinued subsidiaries. This was partially offset by payments made of $103,000, resulting in net cash received of $49,000. Any gain represented by this amount is being deferred as an offset to possible future expenses arising from the liquidation of the subsidiaries. The liquidation process is proceeding according to the legal requirements of the respective countries, and the Company is not certain when it will be complete.

The following table details segment information for the years ended June 30 as follows (in thousands):

                                            ARTTODAY.COM     NORTH AMERICA     OTHER FOREIGN    ELIMINATIONS        TOTAL
                                            ------------     -------------     -------------    ------------       --------
FISCAL YEAR 2001:
Net Revenues - external customers             $ 2,991          $  8,863          $    391         $    --          $ 12,245
             - inter-segment                       85                --                --             (85)               --
Operating loss                                    (36)             (632)             (102)             --              (770)
Interest and other expense, net                     4             2,163                (3)             --             2,164
Identifiable assets                             1,493             5,371               178          (1,054)            5,988
Depreciation and amortization expense             361             2,197                 3              --             2,561

FISCAL YEAR 2000:
Net Revenues - external customers             $ 3,083          $ 11,410          $  4,669         $    --          $ 19,162
             - inter-segment                       --               712                --            (712)               --
Operating Income (loss)                           355            (8,385)               11              --            (8,019)
Interest and other expense, net                    19             8,309                (8)             --             8,320
Identifiable assets                               794             8,014               (23)           (151)            8,634
Depreciation and amortization expense             199             2,460                91              --             2,750

FISCAL YEAR 1999:
Net Revenues - external customers             $   716          $ 24,533          $ 12,430         $    --          $ 37,679
             - inter-segment                       --             2,736                --          (2,736)               --
Operating loss                                 (1,072)          (22,187)             (631)             --           (23,890)
Interest and other expense, net                     1            (1,901)               20              --            (1,880)
Identifiable assets                               639            21,807             4,698              --            27,144
Depreciation and amortization expense             175             3,958               175              --             4,308

Each segment generates revenues from all product categories. Revenues by categories are as follows (in thousands):

       YEAR ENDED JUNE 30                   2001          2000           1999
                                           -------       -------        -------
       Precision Design                    $ 4,537       $ 4,944        $13,168
       Graphic Design                        4,457         6,022         12,928
       Business Applications                 2,098         4,993          8,013
       Utilities                               876         3,009          3,921
       Other Products                          292           883          2,511
       Sales Reserves                          (15)         (689)        (2,862)
                                           -------       -------        -------
       Net Revenues                        $12,245       $19,162        $37,679
                                           =======       =======        =======

7. INVENTORIES

At June 30, inventories consist of (in thousands):

                                                 2001          2000
                                                 -----         -----
          Raw materials                          $  74         $ 386
          Finished goods                           199           114
                                                 -----         -----
                                                   273           500
          Reserves for obsolescence               (160)         (311)
                                                 -----         -----
                                                 $ 113         $ 189
                                                 =====         =====

8. FIXED ASSETS

At June 30, furniture and equipment consist of (in thousands):

                                 2001            2000
                                -------         -------
Computer and office equipment   $ 1,485         $ 1,439
Software                            357             568
                                -------         -------
                                  1,842           2,007
Accumulated depreciation         (1,262)         (1,237)
                                -------         -------
                                $   580         $   770
                                =======         =======

9. INCOME TAXES

The provision (benefit) for taxes on income for the years ended June 30 was comprised of the following (in thousands):

                              2001         2000          1999
                              ----         ----         -------
    Current:
                Federal       $ --         $ --         ($3,990)
                State          (10)          13              --
                Foreign         (9)          18             215
                              ----         ----         -------
                               (19)          31          (3,775)
                              ----         ----         -------
    Deferred
                Federal         --          395           3,565
                State           --           70             447
                Foreign         --           36              --
                              ----         ----         -------
                                --          501           4,012
                              ----         ----         -------
    Total tax provision
    (benefit)                 ($19)        $532         $   237
                              ====         ====         =======

Deferred tax balances consisted of the following (in thousands):

                                                                 JUNE 30         JUNE 30
                                                                   2001            2000
                                                                 --------        --------
CURRENT TAX ASSETS
   Accrued arbitration award                                     $    333        $  1,083
   Standstill accounts payable                                        947             918
   Standstill royalties payable                                       246             256
   Allowance for doubtful accounts and returns                         75             394
   Accrued employee liabilities                                        46             260
   Inventory reserve                                                   15             117
   Accrued restructuring costs                                         --              51
                                                                 --------        --------
Total current tax assets                                            1,662           3,079
                                                                 --------        --------
NON-CURRENT ASSETS
   Net operating loss carry forward                                11,345          10,162
   Fixed assets                                                       321             321
   Purchased intangibles                                            3,955           3,955
   Loss on investment in subsidiaries in liquidation                   75              75
                                                                 --------        --------
Total non-current assets                                           15,696          14,513
                                                                 --------        --------
VALUATION ALLOWANCE                                               (17,358)        (17,592)
                                                                 --------        --------
TOTAL ASSETS                                                           --              --
                                                                 --------        --------
NET DEFERRED TAX ASSETS                                          $     --        $     --
                                                                 ========        ========


At June 30, 2001, IMSI had an operating loss carry forward of approximately $30,254,000 for federal tax purposes, which expires in various amounts through 2021 and related carry forwards for state purposes. During the year, and during prior years, there were transactions that may be considered to be an "ownership change" within the meaning of Internal Revenue Code section 382 whereby the net operating loss carry forward available to offset future taxable income could be effectively limited.

The effective tax rate differs from the federal statutory rate for the years ended June 30 as follows (in thousands):

                                                          2001         2000          1999
                                                          -----      -------       -------
      Federal tax at 34% statutory rate                   ($399)     ($5,556)      ($8,762)

      State tax provision, net of federal benefit           (13)        (954)       (1,504)

      Change in valuation allowance                        (234)       6,466        11,126

      Other                                                 627          576          (623)
                                                          -----      -------       -------
      Total income tax provision (benefit)                ($ 19)     $   532        $  237
                                                          =====      =======        ======

10. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable as a result of the exercise or conversion of stock options, warrants or other convertible securities. A total of 2,997,465, 3,200,029, and 2,357,548 potentially dilutive securities for the years ending June 30 2001, 2000, and 1999, respectively, have been excluded from the computation of diluted earnings per share, as their inclusion would be anti-dilutive.

11. STOCK OPTIONS AND EMPLOYEE STOCK INCENTIVE PLANS

IMSI

The 1993 Employee Incentive Plan, as amended, permits IMSI to grant options to purchase up to 2,925,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for non-statutory stock options. These options generally expire 10 years from the date of grant and become exercisable ratably over a 4 to 5-year period. At June 30, 2001, 948,836 shares were available for future grants under the 1993 plan.

Option activity under the plans is as follows:

                                                                                                 WEIGHTED
                                                                       NUMBER OF                  AVERAGE
                                                                         SHARES               EXERCISE PRICE
                                                                       ----------             --------------
Outstanding, June 30, 1998                                              1,848,138                 $ 8.18
Granted (weighted average fair value of $5.39)                          1,049,825                   7.60
Exercised                                                                (164,150)                  4.92
Canceled                                                                 (800,556)                 10.81
                                                                       ----------                 ------
Outstanding, June 30, 1999                                              1,933,257                 $ 7.00
Granted (weighted average fair value of $1.56)                          3,130,883                   1.75
Exercised                                                                  (7,000)                  0.38
Cancelled                                                              (2,761,402)                  5.95
                                                                       ----------                 ------
Outstanding, June 30, 2000                                              2,295,738                 $ 1.17
Granted (weighted average fair value of $0.67)                             96,000                   0.52
Exercised                                                                 (39,521)                  0.22
Cancelled                                                                (376,053)                  2.17
                                                                       ----------                 ------
Outstanding, June 30, 2001                                              1,976,164                 $ 0.97
                                                                       ==========                 ======

Additional information regarding options outstanding as of June 30, 2001 is as follows:

                            OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
---------------------------------------------------------------------------   ----------------------------
   RANGE OF             NUMBER      WEIGHTED AVG. REMAINING   AVG. EXERCISE     NUMBER      WEIGHTED AVG.
EXERCISE PRICES       OUTSTANDING    CONTRACTUAL LIFE (YRS)       PRICE       EXERCISABLE   EXERCISE PRICE
---------------       -----------   -----------------------   -------------   -----------   --------------
$0.11 to 0.74            205,374              7.7                 $0.67           166,540        $0.63
$0.75                  1,423,477              8.5                 $0.75           528,568        $0.75
$0.76 to 1.63            235,625              8.6                 $1.16            87,026        $1.17
$1.64 to 10.25           111,688              5.0                 $4.06            87,699        $3.49
                       ---------                                                  -------
                       1,976,164                                                  869,833
                       =========                                                  =======

IMSI continues to account for stock-based awards issued to employees in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements as all grants have been made at fair market value. Financial Accounting Interpretation No. 44 ("FIN 44") addresses the accounting for certain provisions and transactions pertaining to employee stock options. The provisions of FIN 44 are effective for fiscal periods ending after July 1, 2000. Certain provisions of FIN 44 apply to transactions occurring after December 15, 1998, primarily related to the definition of an employee and accounting for option re-pricings. In February 2000, IMSI canceled approximately 870,000 options held by existing employees and replaced those options with new options with a revised expiration date. The canceled options had a weighted average exercise price of $3.51 per share, and the reissued options are exercisable at $0.75 per share. This cancellation and re-grant meets the definition of a re-pricing under FIN 44, and the reissued options are being accounted for as variable options. Under variable plan accounting the Company recognizes a charge equal to the per share change in the share value until the underlying option is exercised. During fiscal years 2000 and 2001, no charge was required under variable plan accounting.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had IMSI adopted the fair value method in SFAS No. 123. Under this method, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from IMSI's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. IMSI's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of 5 years; stock volatility, 231% in fiscal 2001, 136% in fiscal 2000, and 105% in fiscal 1999; risk free interest rates of 6.0% in fiscal 2001 and 2000, and 5.5% in 1999; and no dividends during the expected term. IMSI's calculations are based on a single option valuation approach and forfeitures are recognized as they occur.

If the computed fair values of the awards had been amortized to expense over the vesting period of the awards, pro forma amounts would have been:

                                      2001            2000            1999
                                   -----------    ------------    ------------
Net loss
   As reported                     ($1,174,000)   ($16,872,000)   ($26,966,000)
   Pro forma                        (1,665,000)    (17,359,000)    (27,306,000)
Diluted loss per share
   As reported                          ($0.12)         ($1.78)         ($4.30)
   Pro forma                             (0.17)          (1.83)          (4.35)

At June 30, 2001 warrants were outstanding as part of consulting or fee agreements as follows:

Name of Holder                   Date of Issue   Number of warrants   Exercise Price
--------------                   -------------   ------------------   --------------
AmericDisc                       April 5, 1999          13,000           $14.0522
Baystar Capital, LP              May 24, 1999          250,000             0.2000
Capital Ventures International   March 5, 1999         131,291            14.8525
Gordon Landies                   April 12, 2000        100,000             0.7500
Gordon Landies                   April 21, 2000         50,000             0.7500
Joe Abrams                       April 12, 2000        100,000             0.7500
Riggs & Company                  April 27, 2000         10,000             0.1500
Silicon Valley Bank              May 1, 2001            65,000             6.0000
Silicon Valley Bank              Feb. 1, 2000           25,000             7.0000
Silicon Valley Bank              Oct. 31, 1999          35,000             7.0000
                                                       -------
Total                                                  779,291

Subsequent to June 30, 2001, parties were issued warrants as part of consulting or fee agreements. The following table summarizes these issuances:

                                                Number of
Name of Holder               Date of Issue       warrants      Exercise Price
--------------               -------------      ----------     --------------
AmericDisc                  August 30, 2001       50,000           $0.50
Gordon Landies              August 30, 2001      150,000           $0.20
Joe Abrams                  August 30, 2001      150,000           $0.20
                                                 -------
Total                                            350,000

ARTTODAY.COM

In February 2000, ArtToday adopted a stock option plan to attract, retain and motivate eligible persons. If all outstanding options were exercised, it would create a minority interest in ArtToday of 12.7%. The options vest and are exercisable under certain conditions, which may vary depending on the options, over periods not to exceed ten years from the date the option is granted, provided the employee is still employed by the Company at the time of exercise. Participants who are not officers, directors or consultants of ArtToday or of a Parent or Subsidiary of ArtToday have the right to exercise an option at the rate of not less than 20% per year over five years from the date the option is granted. Upon termination of employment, the employee generally has 90 days to exercise vested options otherwise the options are forfeited. The exercise price of each option is determined by the Board of Directors when the option is granted and may not be less than 85% of the fair market value of the shares on the grant date; provided that the exercise price of an incentive stock option or any option granted to a ten percent stockholder will not be less than 100% of the fair market value of the shares on the date of the grant. All grants under the plan have been at 100% of the fair market value of the shares.

A summary of the activity in the ArtToday stock option plan during fiscal years 2001 and 2000 is as follows:

                                                                    Weighted
                                                  Weighted           average
                                                   Average       remaining life
                                     Shares    Exercise Price        (years)
                                     ------    --------------    --------------
Outstanding at June 30, 1999             --            --
Net grants during the year           33,019        $15.43
                                     ------        ------             ---
Outstanding at June 30, 2000         33,019        $15.43             9.7
Net grants during the year            2,100        $15.43
                                     ------        ------             ---
Outstanding at June 30, 2001         35,119        $15.43             8.8
                                     ======        ======             ===

12. COMMITMENTS

IMSI leases its facilities and certain equipment under various non-cancelable operating lease agreements expiring through 2006. IMSI also leases equipment under capital leases, which expire at various dates through 2006. IMSI is required to pay property taxes, insurance, and normal maintenance costs on most property leases. Future minimum payments for capital leases and rental commitments for non-cancelable operating leases with remaining terms of over one year at June 30, 2001 are as follows (in thousands):

                                                   CAPITAL LEASE
                                   FISCAL YEAR      OBLIGATIONS      OPERATING LEASES
                                      2002             $ 371              $284
                                      2003               167               227
                                      2004                17               119
                                      2005                 4                82
                                      2006                 1                26
                                                       -----              ----
Total minimum lease payments                             560              $737
                                                                          ====
Less amount representing interest                        (41)
                                                       -----
Capital lease obligations                                519
Less current portion                                    (340)
                                                       -----
Long-term portion                                      $ 179
                                                       =====

Capital lease obligations consist primarily of computer equipment, furniture and fixtures and leasehold improvements. The average term is 3 years. Total rent expense for all operating leases was $241,000, $701,000, and $1,294,000 for the fiscal years ended June 30, 2001, 2000, and 1999 respectively.

13. ARBITRATION AWARD

Imageline, Inc. was awarded a $2.6 million arbitration judgment for intellectual property violations and attorneys' fees, comprised of $1.2 million in actual damages, $1.2 in punitive damages and $0.2 million in attorneys' fees. Interest has been accrued on the award at an annual statutory rate of 6%.

On July 27, 2001, and as subsequently amended on September 24, 2001 and October 5, 2001, IMSI and Imageline agreed on the settlement of the arbitration award issued in January 2000 in favor of Imageline. The settlement, effective September 30, 2001, calls for IMSI to provide a variety of considerations including the following:

    -   The dismissal of any further appeals of the award.

        [ ] Cash installments over a 12-year period, starting October 2001. These payments will be made as follows: four equal quarterly payments of $78,750 beginning on September 30, 2002; twelve monthly payments of $11,500 beginning on October 5, 2001; and, 132 monthly payments of $6,500 thereafter. These payments have a net present value of approximately $833,000 assuming a 12% discount rate.

        [ ] Rights to royalties, licenses, and inventories pertaining to the IMSI MasterClips line of products.

        [ ] A percentage of any net recovery IMSI obtains from indemnification claims IMSI has against third parties associated with the original circumstances leading to the arbitration award.

14. SUBSEQUENT EVENTS

Under the heading "Basis of Presentation and Realization of Assets," Note 1 above includes a description of various factors affecting the liquidity of the Company and management's plans to address those factors. Subsequent to June 30, 2001, the Company continued its activities regarding the restructuring of its past due liabilities, strengthening its operations and obtaining additional financing. As a result of these efforts, the Company's liquidity has improved. The factors that have contributed to the improved financial condition are, as follows:

NOTE PAYABLE TO UNION BANK

On February 28, 2002, the merger agreement between IMSI and DCDC was terminated. As part of the termination, the $3.6 million outstanding balance on the Union Bank note that had been acquired by DCDC, was converted into 9 million shares of IMSI common stock. IMSI also agreed to pay to DCDC $250,000, in five monthly installments of $10,000 starting March 1, 2002; and, ten monthly installments of $20,000, thereafter. IMSI has paid $70,000.

NOTE PAYABLE TO SILICON VALLEY BANK

On April 3, 2002, IMSI and Silicon Valley Bank amended the October 9, 2001, agreement to settle all amounts outstanding for a single payment of $600,000. This payment was made on April 5, 2002, and Silicon Valley Bank released its interest in the collateral securing the note and cancelled the note.

UNSECURED CREDITORS

Pursuant to the standstill agreements between IMSI and its creditors, during June and July 2002 the Company finalized the settlement of unsecured creditor claims. IMSI paid $375,000 to settle liabilities amounting to $2.8 million. IMSI has agreements pertaining to a further $153,000 of liabilities, which agreements provide for the discounting to 10% of the remaining amounts (plus the payment of interest from February 1, 2000). These payments will be made in quarterly installments beginning August 15, 2002.

SALES OF COMMON STOCK

In March and April 2002, IMSI sold 1,005,000 shares of common stock to a group of investors for $502,500. Additionally, in March 2002, 1,282,500 shares of common stock were issued upon the exercise of previously outstanding warrants, of which 250,000 shares were cancelled when the related warrant exercise was rescinded. The net proceeds from the exercise of warrants were $262,750 after the rescission. In May 2002 the Company sold 1,428,572 shares of common stock to another group of investors for $1,000,000.